Exhibit 99.1

August 18, 2020

Dear Shareholder:

Your Company continues to evolve and adapt to forced changes from COVID-19. We like to equate the current planning and forecasting environment to driving a car through fog: you move carefully and re-evaluate the situation frequently so you are able to adjust as needed to uncontrollable factors as they present themselves.

During the second quarter of 2020, Uwharrie Capital Corp and subsidiaries ensured that our customers had sufﬁcient ﬁnancial support and access to our services as needed. Our electronic platforms of online banking, mobile banking and telephone banking provide the ease of banking at customers’ ﬁngertips, on their time. [Online operations allow for a safer environment for our team and our customers who may need to physically access our branches by appointment.]

Uwharrie Bank has become a signiﬁcant alliance to our customers and non-customers through the Small Business Administration (SBA) Paycheck Protection Program (PPP). As a Preferred SBA Lender, our team reacted quickly to the Program’s requirements and this allowed our Main Street businesses, as well as businesses outside of our standard footprint that had not gotten help from their banks, to access available funds and put payroll dollars into the hands of families that depend on them. So far, we have secured funding for over 1,000 businesses for nearly $80 million in government funds, impacting over 10,000 families. Additionally, we continue to provide various payment deferrals for current consumer and business customers to help them bridge the interruption of income they are experiencing during these ﬁnancially turbulent times.

The mortgage division of your Company continues to provide an important service to our customers with the reﬁnance boom that has extended over the second quarter from the ﬁrst quarter’s signiﬁcant rate drop. This division has worked non-stop to aid our current and new customer base in savings by reﬁnancing their mortgages and securing home purchases, taking advantage of the much lower rate environment. Over 500 households have been served this year through June 30, 2020. Strong production has resulted in income for the ﬁrst six months of 2020 of $4.8 million, an increase of $3.2 million or 200% over the same period in 2019.

For the ﬁrst six months of 2020, your Company’s earnings from all divisions before income tax and loan loss provisions was $3.8 million, an increase of $2.2 million or 130% when compared to the same period in 2019. Due to the increased risk and uncertainty associated with the effects of COVID-19, your Company added $1.4M to its provision for loan losses. The resulting Net Income Available to Common Shareholders after dividends for June 30, 2020 was $1.6 million, compared to $1.4 million reported for the same period in 2019, an increase of 21%. The Company grew assets from $656.8 million at December 31, 2019 to $748.2 million at June 30, 2020. The growth is a reﬂection of increased deposits from current and new customers due, in part, to PPP loan funds. In addition, natural growth has occurred as a result of the ﬂight to safety embedded in an unfavorable market and the impact of slowed or halted spending from consumers.

While we are still unsure of the lasting impacts of the pandemic on the economy and life in general, we will continue to do our part by providing ﬁnancial services and supporting the long-term sustainability in the communities we serve. We view the “COVID impact” as an opportunity to adapt and create new value. In the words of Joshua J. Marine, “Challenges are what make life interesting and overcoming them is what makes life meaningful.”

Thank you for your continued support.

Sincerely,

UWHARRIE CAPITAL CORP

/s/ Roger L. Dick
President and Chief Executive Officer

This Report may contain, among other things, certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, (i) statements regarding certain of the Company's goals and expectations with respect to earnings, income per share, revenue, expenses and the growth rate in such items, as well as other measures of economic performance, including statements relating to estimates of credit quality trends, and (ii) statements preceded by, followed by or that include the words “may," ”could," ”should,” “would,” “believe," ”anticipate," "estimate," "expect," “intend,” ”plan,” ”projects," ”outlook," or similar expressions. These statements are based upon the current belief and expectations of the Company‘s management and are subject to significant risks and uncertainties that are subject to change based on various factors (many of which are beyond the Company’s control).

Uwharrie Capital Corp and Subsidiaries
Consolidated Balance Sheets (Unaudited)
	June 30,	June 30,
(Amounts in thousands except share and per share data)	2020	2019

Assets
Cash and due from banks	$5,922	$5,314
Interest-earning deposits with banks	106,010	107,544
Securities available for sale	110,593	87,741
Securities held to maturity (fair value $28,357 and $10,704, respectively)	27,344	10,639
Equity security, at fair value	1,234	-
Loans held for sale	4,369	2,517
Loans held for investment	454,856	374,566
Less: Allowance for loan losses	(3,426)	(2,179)
Net loans held for investment	451,430	372,387
Interest receivable	2,284	1,733
Premises and equipment, net	16,728	16,823
Restricted stock	1,166	1,144
Bank-owned life insurance	8,866	8,726
Other real estate owned	359	686
Other assets	11,941	12,109
Total assets	$748,246	$627,363

Liabilities
Deposits:
Demand, noninterest-bearing	$205,643	$148,930
Interest checking and money market accounts	338,508	237,723
Savings accounts	66,221	56,782
Time deposits, $250,000 and over	9,678	57,759
Other time deposits	54,048	55,722
Total deposits	674,098	556,916
Interest payable	29	47
Short-term borrowed funds	499	839
Long-term debt	10,992	9,974
Other liabilities	9,973	11,534
Total liabilities	695,591	579,310

Shareholders' Equity
Common stock, $1.25 par value: 20,000,000 shares authorized;
issued and outstanding or in process of issuance
6,970,141 and 7,072,062 shares, respectively.
Book value per share $6.03 in 2020 and $5.18 in 2019 (1)	8,713	8,840
Additional paid-in capital	12,250	12,683
Undivided profits	17,874	15,782
Accumulated other comprehensive income (loss)	3,163	93
Total Uwharrie Capital Corp shareholders' equity	42,000	37,398
Noncontrolling interest	10,655	10,655
Total shareholders' equity	52,655	48,053
Total liabilities and shareholders' equity	$748,246	$627,363

(1) Net income per share, book value per share and weighted average shares outstanding have been adjusted to reflect the 2% stock dividend in 2019.

Uwharrie Capital Corp and Subsidiaries
Consolidated Statements of Income (Unaudited)
	Three Months Ended		Six Months Ended
	June 30,		June 30,
(Amounts in thousands except share and per share data)	2020	2019	2020	2019

Interest Income
Interest and fees on loans	$5,031	$4,735	$9,584	$9,402
Interest on investment securities	764	490	1,355	986
Interest-earning deposits with banks and federal funds sold	38	687	590	1,480
Total interest income	5,833	5,912	11,529	11,868

Interest Expense
Interest paid on deposits	372	762	1,100	1,359
Interest paid on borrowed funds	145	146	277	293
Total interest expense	517	908	1,377	1,652

Net Interest Income	5,316	5,004	10,152	10,216
Provision for (recovery of) loan losses	767	(315)	1,399	(428)
Net interest income after provision for (recovery of)
for loan losses	4,549	5,319	8,753	10,644

Noninterest Income
Service charges on deposit accounts	209	341	522	668
Interchange and card transaction fees	182	204	374	398
Other service fees and commissions	558	573	1,323	1,329
Gain (loss) on sale of securities	-	-	58	-
Unrealized gain on equity security	102	-	333	-
Income from mortgage loan sales	3,701	1,087	4,766	1,579
Other income	(324)	2	58	(19)
Total noninterest income	4,428	2,207	7,434	3,955

Noninterest Expense
Salaries and employee benefits	5,030	4,252	9,454	8,385
Occupancy expense	416	418	831	823
Equipment expense	179	183	362	359
Data processing	162	172	320	394
Other operating expenses	1,159	1,273	2,776	2,537
Total noninterest expense	6,946	6,298	13,743	12,498

Income before income taxes	2,031	1,228	2,444	2,101
Provision for income taxes	429	277	514	460
Net Income	$1,602	$951	$1,930	$1,641

Consolidated net income	$1,602	$951	$1,930	$1,641
Less: Net income attributable to noncontrolling interest	(141)	(140)	(282)	(280)
Net income attributable to Uwharrie Capital Corp and common shareholders	$1,461	$811	$1,648	$1,361
Net Income Per Common Share (1)
Basic	$0.21	$0.11	$0.23	$0.19
Assuming dilution	$0.21	$0.11	$0.23	$0.19
Weighted Average Common Shares Outstanding (1)
Basic	6,983,493	7,237,290	7,025,622	7,252,598
Assuming dilution	6,983,493	7,237,290	7,025,622	7,252,598